EXHIBIT 21

SUBSIDIARIES

Global Energy Development Ltd.

Global Energy Development PLC (34% Owned)

Global Energy Management Resources Inc.

Gulf Energy Management Company

GEM—CBM Company (f/k/a Harken Gulf Exploration Company)

Harken de Colombia, Ltd.

Harken de Panama Holdings Ltd.

Harken de Panama Limited

Harken de Peru Holdings, Ltd.

Harken del Peru Limitada

Harken Energy West Texas, Inc.

Harken Exploration Company

Harken Operating Company, Inc.

International Business Associates, Ltd.

International Business Associates Holding Co., Ltd.

South Coast Exploration Company

Xplor Energy Holding Company

Xplor Energy, Inc.

Xplor Energy Operating Company

Xplor Energy Spv-1, Inc.